Exhibit 99.1

RED ROBIN GOURMET BURGERS, INC. ADOPTS SHORT-TERM SHAREHOLDER RIGHTS PLAN

GREENWOOD VILLAGE, CO — June 5, 2019 — Red Robin Gourmet Burgers, Inc. (NASDAQ:RRGB) (“Red Robin” or the “Company”), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today announced that its Board of Directors has unanimously adopted a short-term shareholder rights plan (“the Rights Plan”) following the Board’s evaluation and consultation with the Company’s advisors.

The Rights Plan is similar to plans adopted by other publicly traded companies and is intended to enable all Red Robin shareholders to realize the value of their investment and protect Red Robin from any efforts to obtain control of the Company that are inconsistent with the best interests of its shareholders while Red Robin completes its ongoing CEO search and executes on its strategic plan to position the Company for significant, sustained shareholder value creation and long-term success.

Red Robin remains committed to engaging in constructive dialogue with its shareholders. The Board adopted the Rights Plan to deter any entity, person or group from gaining control of Red Robin through the open market or private transactions without paying an appropriate control premium or offering fair and adequate value to all shareholders. It is intended to enable Red Robin shareholders to realize the value of their investment in the Company, ensure all shareholders receive fair treatment, and provide the Board and shareholders with adequate time to make informed decisions. The Rights Plan is not intended to deter offers that are fair and otherwise in the best interests of the Company’s shareholders.

Pursuant to the Rights Plan, the Company’s Board is issuing one preferred stock purchase right for each current share of common stock outstanding at the close of business on June 14, 2019. Initially, these rights will not be exercisable and will trade with the shares of the Company’s common stock.

Under the Rights Plan, the rights will generally become exercisable if a person or group acquires beneficial ownership of 10% or more of the Company’s common stock (20% or more in the case of passive institutional investors, as described in the Rights Plan). In that situation, each holder of a right (other than such person or members of such group, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of common stock having a value of twice the exercise price of the right.

The Board, at its option, may exchange each right (other than rights owned by the triggering person or group that have become void) in whole or in part, at an exchange ratio of one share of common stock per outstanding right (or equivalent security), subject to adjustment.

Persons or groups that beneficially own 10% or more of the Company’s outstanding common stock (20% in the case of passive institutional shareholders) prior to the Company’s announcement of the Rights Plan will not cause the rights to be exercisable until such time as those persons or groups become the beneficial owner of any additional shares of the Company’s common stock.

The Company’s Board may redeem the rights for $0.001 per right at any time before the rights become exercisable. Under the terms of the Rights Plan, the rights will expire on June 2, 2020.

Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on June 5, 2019.

Evercore is serving as financial advisor to Red Robin and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as its legal counsel.

About Red Robin Gourmet Burgers, Inc.

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to Guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its Guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.

Forward-Looking Statements

Forward-looking statements in this press release are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives, including the effectiveness of the Company’s affordability, service improvement, technology, and off-site initiatives to drive traffic and sales; the ability to increase labor productivity through alternative labor models, and to train the Company’s workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of the Company’s refranchising efforts; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

For investor relations questions:

Raphael Gross, ICR

(203) 682-8253

For media questions:

Jim Golden / Tim Lynch / Aura Reinhard

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449